Exhibit 10.2

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement (the “Agreement”), effective the 3rd day of October, 2020 (the “Effective Date”), by and between Tyson Foods, Inc., a Delaware corporation, and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Tyson”), and Noel W. White (hereinafter referred to as “you”).
WITNESSETH:
WHEREAS, Tyson and you have previously entered into that certain Amended and Restated Employment Agreement effective October 1, 2018 (the “Prior Agreement”) pursuant to which you have served as the Chief Executive Officer, effective as of September 30, 2018; and
WHEREAS, in connection with the anticipated transition of the Company’s leadership structure, Tyson and you desire to provide for the terms pursuant to which you will step down as the Chief Executive Officer of Tyson but will be appointed as Executive Vice Chairman of the Board of Directors;
WHEREAS, to assist with the transition of duties, you and Tyson desire that you continue providing services from the Effective Date through December 31, 2023, on the terms and conditions set forth herein;
WHEREAS, in connection with the leadership transition, Tyson desires to amend and restate the Prior Agreement to reflect your compensation and benefits in connection with your new position;
NOW, THEREFORE, Tyson and you hereby mutually agree as follows:
1.Employment.
(a)Consideration. In consideration of the above, your execution of the Release Agreement attached as Exhibit A and non-revocation of the same (“Release”), you agreeing to the terms of this Agreement and other good and valuable consideration, you are expressly being given continued employment, a relationship with Tyson, certain monies, benefits, vesting in stock awards (per the terms of the applicable award agreements), training and/or access to trade secrets and confidential information of Tyson and its customers, suppliers, vendors or affiliates to which you would not have access but for your relationship with Tyson.
(b)Term of Employment. Unless sooner terminated as hereinafter set forth, the terms of this Agreement shall become effective on the Effective Date and shall end on December 31, 2023 (the “Retirement Date”) (referred to herein as the “Period of Employment”).

(c)Position. Tyson hereby agrees to continue to employ you, and you hereby accept continued employment with Tyson, as its Chief Executive Officer until the Effective Date. On the Effective Date, you shall be deemed to have resigned as the Chief Executive Officer of Tyson and shall begin serving as Executive Vice Chairman of the Board of Directors of Tyson, for the remainder of the Period of Employment. For the avoidance of doubt, you and Tyson mutually agree that your role as the Chief Executive Officer and as an officer of Tyson shall terminate on the Effective Date and that in connection therewith you are hereby waiving any rights to terminate your employment for “Good Reason,” as such term was defined in the Agreement prior to the Effective Date.

Exhibit 10.2

(d)Duties. Prior to the Effective Date, the duties and services required to be performed by you shall be consistent with your position as Chief Executive Officer, as assigned by the Board of Directors of Tyson Foods, Inc. (the “Board”) in its sole discretion from time to time. On and following the Effective Date, you shall report to, and have duties assigned to you, by the Board, and be available and on call as required to perform such duties. Throughout the Period of Employment, you agree to devote a significant amount of your time, attention and energies to the business of Tyson. You may make and manage personal investments (provided such investments in other activities do not violate, in any material respect, the provisions of Section 6 of this Agreement), be involved in charitable and professional activities, and, with the prior written consent of the Chairman of the Compensation and Leadership Development Committee of the Board (the “CLDC Chairman”), serve on boards of other for profit entities, provided such activities do not materially interfere with the performance of your duties hereunder. You agree that throughout the Period of Employment, you will not engage in any (i) competitive outside business activities, (ii) outside business that provides goods or services to Tyson, or (iii) outside business that buys products from Tyson, other than with the CLDC Chairman’s written approval. You will devote your best efforts to the performance of your duties and the advancement of Tyson and shall not engage in any other employment, profitable activities, or other pursuits which would cause you to disclose or utilize Confidential Information (as defined in Section 6(a)), or reflect adversely on Tyson. This obligation shall include, but is not limited to, obtaining the consent of the CLDC Chairman prior to performing tasks for business associates of Tyson outside of your customary duties for Tyson, giving speeches or writing articles, blogs, or posts, about Tyson’s business, improperly using Tyson’s name or identifying your association or position with Tyson in a manner that reflects unfavorably upon Tyson. You further agree that you will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name of Tyson or the name of any affiliate of Tyson or any other name under which any such entities do business.
2.Compensation.
(a)Salary. For the services to be performed hereunder during the Period of Employment, Tyson shall pay you a base salary at an annualized rate as set forth below:

Applicable Period	Annualized Salary Rate
October 4, 2020 – October 2, 2021	$1,250,000.00
October 3, 2021 – October 1, 2022	$1,150,000.00
October 2, 2022 – December 31, 2023	$1,000,000.00
Such base salary shall be paid in accordance with Tyson’s payroll practice.
(b)Annual Incentive under the Executive Incentive Plan. For performance for fiscal year 2020, you will continue to be eligible to receive an annual incentive under the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers (the “Executive Incentive Plan”) subject to the attainment of performance goals previously communicated to you. Any earned annual incentive for fiscal year 2020 will be paid at the same time as payments are paid to other executives of Tyson. You will not be eligible to receive an annual incentive bonus under the Executive Incentive Plan for any other fiscal years, or portions thereof, occurring during the Period of Employment.

Exhibit 10.2

(c)Stock Grants. With the exception of any special incentive grant as approved by the Compensation and Leadership Development Committee, you will not be eligible to receive any future equity incentive awards under the regularly administered annual executive long-term incentive program of Tyson after the Effective Date. With respect to any equity incentive awards (including stock options, restricted stock with performance criteria or shares of performance stock) you have been granted prior to the Effective Date, you shall continue to be eligible to vest in such awards during the Period of Employment. Upon your termination of employment (which shall be, at the latest, the Retirement Date), the treatment of any unvested equity incentive awards shall be as set forth in the applicable award agreement between you and Tyson with respect to such awards.
(d)Benefit Plans, Vacation and Reimbursement Programs. Except as set forth in paragraphs (b) and (c) above, during the Period of Employment, you shall be entitled to participate in any benefit plans of Tyson as adopted or amended from time to time on terms and in amounts consistent with those generally applicable to other senior executive-level employees. You will be entitled to an annual paid vacation in accordance with Tyson’s applicable vacation policy, as in effect from time to time. Tyson will pay or reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services to Tyson, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.
3.Termination. Upon any termination of your employment for any reason, unless otherwise requested by the Board of Tyson, you shall immediately resign from all boards, offices and other positions with Tyson or from any board or committee of an association or industry group where you represent Tyson. The date upon which your employment terminates and the Period of Employment ends will be your “Termination Date” for all purposes of this Agreement. Your employment may be terminated under this Agreement in the following events:
(a)Death. Your employment hereunder will terminate upon your death.
(b)Disability. Your employment hereunder will terminate upon your “Disability”. For purposes of this Agreement, Disability has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson. If no long-term disability plan or policy was ever maintained on behalf of you or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Internal Revenue Code (the “Code”), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee (as defined in Tyson’s equity incentive plan) and will be supported by advice of a physician competent in the area to which such Disability relates.
(c)Termination upon the Retirement Date. If not sooner terminated pursuant to the terms of this Agreement, your employment will terminate upon the Retirement Date.
(d)Voluntary Termination by You Prior to the Retirement Date. Prior to the Retirement Date, you may terminate your employment pursuant to this Agreement at any time by not less than thirty (30) days prior written notice to Tyson, which notice period may be waived by Tyson. Upon receipt of such notice, Tyson shall have the right, at its sole discretion, to accelerate your Termination Date at any time during said notice period.
(e)Termination for Cause by Tyson. Tyson may terminate your employment hereunder for “Cause” at any time after providing a notice of termination for Cause to you. For purposes of this Agreement, you shall be treated as having been terminated for Cause if and only if you are terminated as a result of the occurrence of one or more of the following events:
i.any willful and wrongful conduct or omission by you that, in each case, injures or is reasonably likely to injure Tyson;

Exhibit 10.2
ii.any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;
iii.you are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis, after due inquiry, for Tyson to believe that you have been engaged in a felony;
iv.your failure to perform the material duties set forth in Paragraph 1(d) after you have been provided written notice of your failure and 10 days to cure;
v.your failure to sign or revocation of the Release; or
vi.your intentional or willful violation of any restrictive covenant provided for under Section 6 of this Agreement or any other agreement to which you are a party.
For purposes of this Agreement, an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or to terminate you as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result thereof. An act or failure to act shall constitute Cause for purposes of this Agreement without regard to whether such act or failure to act occurred prior to, on or after the Effective Date.
(f)Termination by Tyson without Cause. Tyson may terminate your employment hereunder without Cause at any time upon notice to you.
4.Compensation Following Termination of Employment. In the event that your employment hereunder is terminated in a manner as set forth in Section 3 above, you shall be entitled to the compensation and benefits provided under this Section 4.

(a)Termination Due to Death, Disability, Voluntary Termination by you for any reason or Termination for Cause by Tyson. In the event that your employment is terminated by reason of death, Disability, voluntary termination by you for any reason or for Cause by Tyson, Tyson shall pay the following amounts to you or your estate:
i.Any accrued but unpaid base salary for services rendered to the Termination Date, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the Termination Date (“Accrued Compensation”); and
ii.Any benefits accrued through the date of termination to which you may be entitled pursuant to the plans, policies and arrangements, as determined and paid in accordance with the terms of such plans, policies and arrangements (“Plan Benefits”).
(b)Termination by Tyson without Cause prior to the Retirement Date or your termination on the Retirement Date. In the event that your employment is terminated by Tyson for reasons other than death, Disability or Cause prior to the Retirement Date, or if you remain employed until, and are terminated on, the Retirement Date, Tyson shall pay the following amounts to you:

i.Accrued Compensation; and
ii.Plan Benefits.

Exhibit 10.2

(c)Equity Awards. Upon termination of your employment, the treatment of your equity awards will be governed by the provisions of the applicable award agreements and equity plan(s) under which such awards were granted.
5.Stock Grants on Change in Control. Upon the occurrence of a Change in Control (defined below) the equity incentive awards that have been granted to you from Tyson, and which awards remain outstanding at the time of the Change in Control, will be treated in accordance with the applicable award agreements. For purposes of this Agreement, the term “Change in Control” shall have the same meaning as set forth in Tyson’s equity incentive compensation plan then in effect.
6.Restrictive Covenants and Other Restrictions.

(a)Confidential Information.
i.You acknowledge that during the course of your employment with Tyson, you have been and will continue to be provided, learn, develop and have access to Tyson’s trade secrets, confidential information and proprietary materials which may include, but are not limited to, the following: strategies, methods, books, records, and documents; technical information concerning products, formulas, production, distribution, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, suppliers, vendors, investors, and other business affiliates (such as contact name, service provided, pricing, type and amount of services used, credit and financial data, and/or other information relating to Tyson’s relationship with that business affiliate); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial analysis, returns and reports and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Tyson; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other information, whether tangible or intangible, in any form or medium provided (collectively, “Confidential Information”) which is not generally available to the public and which has been developed, will be developed or acquired by Tyson at considerable effort and expense. Without limiting the foregoing, you acknowledge and agree that you will learn, be provided, develop and will continue to have access to certain techniques, methods or applications implemented or developed by Tyson which are not generally known to the public or within the community in which Tyson competes, and any and all such information shall be treated as Confidential Information.
ii.During your employment with Tyson and at any time thereafter, unless otherwise specifically authorized in writing by Tyson, you hereby covenant and agree: (A) to hold Confidential Information in the strictest confidence; (B) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by Tyson; (C) to use such Confidential Information only within the scope of your employment with Tyson and for the benefit of Tyson; and (D) to take such protective measures as may be reasonably necessary to preserve the secrecy and interests of Tyson in the Confidential Information. You agree to immediately notify Tyson of any unauthorized disclosure or use of any Confidential Information of which you become aware.

Exhibit 10.2
iii.Nothing in the Agreement (A) prohibits or restricts you from disclosing relevant and necessary information or documents in any action, investigation, or proceeding relating to your employment by Tyson, (B) prohibits or restricts you from cooperating with, providing relevant information to, testifying before, or otherwise assisting in an investigation or proceeding by the Securities and Exchange Commission (“SEC”), or any other governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of law, rules, or regulations, (C) (1) prohibits or restricts you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation or (2) requires that you obtain the prior authorization of Tyson or Tyson’s General Counsel to make any such reports or disclosures, and you are not required to notify Tyson or Tyson’s General Counsel that you have made such reports or disclosures, or (D) prohibits or restricts you from voluntarily disclosing information about your own compensation; provided that, if permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents covered by the Agreement, you shall give prompt written notice to Tyson to permit Tyson to protect its interests to the fullest extent possible, including, but not limited to, by seeking a protective order.
iv.You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Furthermore, if you file a lawsuit for retaliation by Tyson for reporting a suspected violation of law, you may disclose Tyson’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

(b)Creative Works.
i.“Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming, scripts, applets, databases, database structures, or other proprietary information, business ideas, and related improvements and devices, which are conceived, developed, or made by you, either alone or with others, in whole or in part, on or off Tyson’s premises, (A) during your employment with Tyson, (B) with the use of the time, materials, or facilities of Tyson, (C) relating to any product, service, or activity of Tyson of which you have knowledge, or (D) suggested by or resulting from any work performed by you for Tyson. Creative Works do not include inventions or other works developed by you entirely on your own time without using Tyson’s equipment, supplies, facilities, or trade secret information except for those inventions or works developed during your employment with Tyson that either: (1) relate at the time of conception or reduction to practice of the invention to Tyson’s business, or actual or demonstrably anticipated research or development of Tyson; or (2) result from any work performed by you for Tyson.

Exhibit 10.2

ii.To the extent any rights in the Creative Works are not already owned by Tyson, you irrevocably assign and transfer to Tyson all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in the Creative Works and agree that Tyson will be the sole and exclusive owner of all right, title, and interest in the Creative Works. Tyson will have the right to use all Creative Works, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. You agree not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works or Confidential Information.
iii.Both during and after your employment, you agree to execute any documents necessary to effectuate the assignment to Tyson of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by Tyson for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works, You further agree that you will not be entitled to any compensation in addition to the salary paid to you during the development of the Creative Works. In the event Tyson is unable for any reason to secure your signature to any document Tyson reasonably requests you to execute under this Section 6(b), you hereby irrevocably designate and appoint Tyson and its authorized officers and agents as your agents and attorneys-in-fact to act for and in your behalf and instead of you to execute such document with the same legal force and effect as if executed by you.
(c)No Restrictions on Employment. You are continuing to be employed by Tyson with the understanding that (i) you are free to enter into employment or continued employment with Tyson, (ii) your employment with Tyson will not violate any agreement you may have with a third party (e.g., existing employment, non-compete, intellectual property ownership, and/or non-disclosure agreements) and (iii) only Tyson is entitled to the benefit of your work. If you have any agreements with a prior employer, you are required to provide such agreements to Tyson prior to executing this Agreement. Tyson has no interest in using any other person’s patents, copyrights, trade secrets, or trademarks in an unlawful manner. You should be careful not to disclose to Tyson any intellectual property or confidential information of your prior employers or anyone else or misapply proprietary rights that Tyson has no right to use and you further represent and warrant that you have either already returned or have coordinated the return of all such information to any prior employer.

Exhibit 10.2

(d)Removal and Return of Tyson Property. All written materials, records, data, and other documents prepared or possessed by you during your employment with Tyson are Tyson’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Tyson’s property. You agree not to remove any property of Tyson, including, but not limited to, any Confidential Information or Creative Works, from Tyson’s premises, except as authorized under Tyson’s policies or with the prior written approval of Tyson’s General Counsel or Chief Human Resources Officer. Unless specifically authorized by Tyson in writing, you may not place Tyson Confidential Information or Creative Works on Removable Media, as defined below. On Tyson’s request, your acceptance of other employment, or the termination of your employment for any reason, you will immediately return to Tyson all Tyson property, including all Confidential Information and Creative Works and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of Tyson in your possession or control, including all electronic and telephonic equipment, credit cards, security badges, and passwords. You will permit Tyson to inspect any property provided by Tyson to you or developed by you as a result of or in connection with your employment with Tyson when you accept other employment or otherwise separate from your employment, regardless of where the property is located. For purposes of this Section 6(d), “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media.
(e)Non-Competition.
i.You acknowledge that Tyson conducts business throughout the United States and in other territories throughout the world, and that Tyson may expand its operations to include additional territories from time to time, and that your duties and services impact Tyson’s conducting business throughout all of the territories in which Tyson operates. Accordingly, you acknowledge the need for certain restrictions contained in this Agreement, without limitation as to location or geography within the territories in which Tyson operates, including the United States.
ii.You agree that during your employment with Tyson, and for a period of 24 months thereafter, you will not directly or indirectly, on behalf of yourself or in conjunction with any other person, company or entity, own (other than less than 5% ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or a consultant to any person, company or entity (A) which is in competition with Tyson, or (B) which would benefit from your using or disclosing, whether or not intentionally, Confidential Information of Tyson.
iii.You agree that during your employment with Tyson and for a period of 24 months thereafter you will not directly or indirectly, on behalf of you or any other person, company or entity, participate in the planning, research or development of any strategies or methodologies, similar to strategies or methodologies, utilized or developed by Tyson, excluding general industry knowledge, for which you had access to, utilized or developed during the 36 months preceding your Termination Date. You agree that nothing in this Section 6(e) shall limit your confidentiality obligations in this Agreement.

Exhibit 10.2

iv.Further, you understand and agree that during your employment and the restricted time periods thereafter as designated in this Agreement, while you may gather information to investigate other employment opportunities, you shall not make plans or prepare to compete, solicit or take on activities which are in violation of this Agreement. You are required to show this Agreement to all new employers prior to accepting new employment and Tyson shall also be permitted to show this Agreement to all new employers as well. In addition, before accepting a position or entering into a relationship with any person, company or entity that is, in whole or in part, a competitor, or could reasonably be construed to be a competitor, or is taking steps to become a competitor, with Tyson, you are required to inform Tyson of the identity of such person, company or entity and your anticipated responsibilities for, or relationship with, such person, company or entity. You understand and agree that the restricted periods set forth in Paragraph 6(e) shall be extended by each day that you are in breach.
(f)Non-Solicitation. You agree that during your employment with Tyson and for a period of 36 months thereafter, you will not, nor will you assist any third party to, directly or indirectly (i) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Tyson, or any person who was an employee or independent contractor of Tyson during the 6 months preceding the Termination Date, to leave the employ of or terminate a relationship with Tyson; (ii) interfere with the performance by any such persons of their duties for Tyson; (iii) solicit, encourage or attempt to persuade any person, company or entity that was a customer or vendor of Tyson during the 6 months preceding your Termination Date to terminate, diminish or modify its relationship with Tyson, or (iv) communicate with any such person, company or entity for the purposes prohibited in Section 6(e). You understand and agree that the restricted periods set forth in Paragraph 6(f) shall be extended by each day that you are in breach.
(g)Non-Disparagement.
i.You agree that you shall not at any time engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of Tyson, or any of its officers, directors, shareholders, managing members, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). Nor shall you direct, arrange or encourage others to make any such derogatory or disparaging statements on your behalf.
ii.Tyson agrees that it will advise its directors and executive officers not to make any statement or representation that disparages, impugns or otherwise impairs your reputation and Tyson further agrees not to make any official, public statement or representation that disparages, impugns or otherwise impairs your reputation.
iii.Nothing in this Section 6, however, shall prevent you or Tyson from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum, or as otherwise required by law.
7.Remedies.
(a)Effect of Breach. You acknowledge and agree that, in the event of any breach by you of the terms and conditions of this Agreement, your accrued benefits pursuant to the terms of certain benefit plans and programs may be discontinued or forfeited, in addition to any other rights and remedies Tyson may have at law or in equity.

Exhibit 10.2
(b)You acknowledge that irreparable damage would result to Tyson if the provisions of this Agreement are not specifically enforced, and that, in addition to any other legal or equitable relief available, and notwithstanding any alternative dispute resolution provisions that have been or may be agreed to between Tyson and you, Tyson shall be entitled to injunctive relief in the event of any failure to comply with the provisions of this Agreement. If you violate any of the terms of this Agreement, you will indemnify Tyson for the expenses, including but not limited to reasonable attorneys’ fees, incurred by Tyson in enforcing this Agreement.
(c)Clawback Policies. In addition to any other remedies provided in this Section 7, all amounts payable under this Agreement are subject to any policy, whether in existence as of the Effective Date or later adopted, established by Tyson that provides for the clawback or recovery of amounts that were previously paid to you in accordance with and pursuant to the terms and conditions of such policy. Tyson will make any determinations for clawback or recover in its sole discretion and in accordance with any applicable law or regulation.
(d)Further, notwithstanding any other provisions of this Agreement, if within one year of the termination of your employment, Tyson becomes aware of facts that would have allowed Tyson to terminate your employment for Cause (within the meaning of Section 3), then, to the extent permitted by law:
i.Tyson may elect to cancel any and all payments of benefits otherwise due to you, but not yet paid, under this Agreement or otherwise; and you will refund to Tyson any amounts, plus interest, previously paid by Tyson to you in excess of your Accrued Compensation and Plan Benefits (within the meaning of Section 4).
(e)Enforcement and Severability. You specifically acknowledge and agree that the purpose of the restrictions contained in Section 6 is to protect Tyson from unfair competition, including improper use of the Confidential Information by you, and that the restrictions and covenants contained therein are reasonable with respect to both scope and duration of application. Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable, invalid or unenforceable, the court shall interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period and intent as will render the restrictions enforceable, and then as modified, enforce the terms. Each covenant and restriction contained in this Agreement is independent of each other such covenant and restriction, and if any such covenant or restriction is held for any reason to be invalid, unenforceable and incapable of corrective modification, then the invalidity or unenforceability of such covenant or restriction shall not invalidate, affect or impair in any way the validity and enforceability of any other such covenant or restriction.
8.General.
(a)Notices. All written notices, requests and other communications provided pursuant to this Agreement shall be deemed to have been duly given, if delivered in person or by courier, or by facsimile transmission or sent by express, registered or certified mail, postage prepaid addressed, if to you, at the most recent address on record in Tyson’s human resources information system, and if to Tyson, at its headquarters:
Tyson Foods, Inc.
Attn: Chief Human Resources Officer
2200 Don Tyson Parkway
Springdale, Arkansas 72762-6999

Exhibit 10.2

(b)Modification/Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement (including, without limitation, the Prior Agreement) shall be deemed to exist or bind either of the parties hereto, except for any pre-employment confidentiality agreement that may exist between the parties or any agreement or policy specifically referenced herein. This Agreement cannot be modified except by a writing signed by both parties.
(c)Assignment. This Agreement shall be binding upon you, your heirs, executors and personal representatives and upon Tyson, its successors and assigns. You acknowledge that the services to be rendered by you are unique and personal. You may not assign, transfer or pledge your rights or delegate your duties or obligations under this Agreement, in whole or in part, without first obtaining the written consent of the Chairman of the Compensation and Leadership Development Committee.
(d)Applicable Law. You acknowledge that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Arkansas and consent to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Arkansas, without giving effect to the conflicts of laws provisions thereof.
(e)Jurisdiction and Venue of Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between Tyson and you, whether such disputes arise from this Agreement or otherwise. In addition, you expressly waive any right that you may have to sue or be sued in the county of your residence and consent to venue in Washington County, Arkansas. The parties acknowledge that, by signing this Agreement, they are waiving any right that they may have to a trial by jury for any matter related to this Agreement.
(f)Funding. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of Tyson, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You shall have no right, title or interest whatever in or to any investments which Tyson may make to aid Tyson in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from Tyson hereunder, such right shall be no greater than the right of an unsecured creditor of Tyson.
9.Special Tax Considerations.
(a)Tax Withholding. Tyson shall provide for the withholding of any taxes required to be withheld by federal, state and local law with respect to any payments in cash and/or other property made by or on behalf of Tyson to or for your benefit under this Agreement or otherwise.

Exhibit 10.2
(b)Excise Tax. Notwithstanding the foregoing, if the total payments to be paid to you under this Agreement, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson. In the case of a reduction in the total payments subject to this Section 9(b), such payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with amounts that are payable last reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced (and if payments are to be made at the same time, with non-cash payments reduced before cash payments); (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced (and if payments are to be made at the same time, with non-cash payments reduced before cash payments); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Code Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Code Section 409A as deferred compensation.
(c)Separation from Service. In the event that the termination of your employment does not constitute a “separation from service” as defined in Code Section 409A, including all regulations and other guidance issued pursuant thereto, your rights to the payments and benefits described in Section 4 will vest upon the Termination Date, but no payment to you that is subject to Code Section 409A will be paid until you incur a separation from service (or until six (6) months after such date if you are a “specified employee” pursuant to subsection (d) of this Section 9, and any amounts that would otherwise have been paid before such date will be paid instead as soon as practicable after such date). For the avoidance of doubt, the parties intend that you will not experience a “separation from service” as of the Effective Date, and that your termination of employment pursuant to Section 3 will constitute a “separation from service” as defined in Code Section 409A, including all regulations and other guidance issued pursuant thereto. In the event that your “separation from service” precedes the termination of your employment, any payment that is subject to Code Section 409A will be paid or will commence to be paid when you incur a separation from service (or until six (6) months after such date if you are a “specified employee” pursuant to subsection (d) of this Section 9, and any amounts that would otherwise have been paid before such date will be paid instead as soon as practicable after such date).

Exhibit 10.2

(d)Six-Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as defined and applied in Code Section 409A as of your Termination Date, then, to the extent any payment under this Agreement or any Tyson plan or policy constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A, including those specified in subsection (f) of this Section) and to the extent required by Code Section 409A, no payments due under this Agreement or any Tyson plan or policy may be made until the earlier of: (i) the first (1st) day following the six (6) month anniversary of your Termination Date and (ii) your date of death; provided, however, that any payments delayed during the six (6) month period will be paid in the aggregate as soon as reasonably practicable following the six (6) month anniversary of your Termination Date.
(e)Expense Reimbursement. In no event will an expense be reimbursed after December 31 of the calendar year following the calendar year in which the expense was incurred. You are not permitted to receive a payment or other benefit in lieu of reimbursement under Section 2(e).
(f)Application of Exemptions. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Agreement will be considered a “separate payment.” In addition, for purposes of Code Section 409A, each such payment will be deemed exempt from Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) with respect to any additional amounts paid no later than the second (2nd) calendar year following the calendar year containing your Termination Date, the “involuntary separation” pay exemption of Treasury Regulation § 1.409A-l(b)(9)(iii), which are hereby incorporated by reference.
(g)Effect of Release. Any amounts that are not exempt from Code Section 409A under paragraph (f) above, and which are paid subject to your execution of a Release that provides for a consideration period and revocation period that crosses two calendar years, shall be paid on the first payroll date in the second calendar year that occurs on or after the expiration of the revocation period, regardless of the date the Release is signed.
(h)Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement will be interpreted and administered in such a manner that the payments to you are either exempt from, or comply with, the requirements of Code Section 409A.

SIGNATURE PAGE FOLLOWS

Exhibit 10.2
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
YOU ACKNOWLEDGE THAT YOU HAVE COMPLETELY READ THE ABOVE, HAVE BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAVE BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF YOUR CHOOSING BEFORE SIGNING. YOU FURTHER ACKNOWLEDGE THAT YOU ARE SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREE TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.
/s/ Noel White
Noel White
Springdale, Arkansas
(Location)
September 30, 2020
(Date)
Tyson Foods, Inc.
By: /s/ Gaurdie E. Banister Jr.
Gaurdie E. Banister Jr.
Title: Chairman Compensation and Leadership Development Committee

Exhibit 10.2

Exhibit A
[General Release Agreement]

Exhibit 10.2

GENERAL RELEASE AGREEMENT

    This GENERAL RELEASE AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into by and between Noel White (PN 337105) (“you”) and Tyson Foods, Inc. and its affiliates (collectively “Tyson”).

    NOW, THEREFORE, in consideration of the covenants and mutual agreements contained herein, the parties agree as follows:

1.    Amended and Restated Employment Agreement. Effective as of October 4, 2020, you and Tyson have entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) governing the terms and conditions of your future employment with Tyson. The parties wish to settle and compromise fully any and all claims and issues that have been raised or could be raised by you regarding or relating to your employment with Tyson on or prior to the date hereof. This Agreement shall not be construed as an admission of wrongdoing or concession of liability by Tyson or by any of its officers, directors, employees, representatives, or agents. Tyson expressly denies any wrongdoing or liability to you or that it engaged in any unlawful conduct. Further, each party acknowledges and agrees that there has been no determination that either party has violated any federal, state, or local law, regulation, order, or other legal principle or authority.

2.    Consideration. In consideration for entering into the Employment Agreement and the benefits to be provided to you thereunder and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, which are subject to you signing this Agreement and to which you would not otherwise be entitled, you agree to the terms of this Agreement, including the General Release in paragraph 3, below.

3.    General Release. You, on behalf of yourself and your spouse, family, heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge Tyson, together with Tyson’s subsidiaries, divisions and affiliates, whether direct or indirect, and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims, suits, demands, rights, damages, costs, expenses, attorney’s fees, compensation or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to your employment with Tyson and/or any of the other Releasees and/or any other occurrence up to and including the date that you sign this Agreement, including but not limited to:

Exhibit 10.2

(i)    claims, actions, causes of action or liabilities arising under: the Worker Adjustment and Retraining Notification Act as amended (the “WARN Act”); Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Civil Rights Act of 1991, as amended; the Civil Rights Act of 1866; the National Labor Relations Act; the Labor Management Relations Act ; the Fair Labor Standards Act (“FLSA”), as amended; the Federal Occupational Safety and Health Act, as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Family and Medical Leave Act of 1993, as amended (“FMLA”); the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the Genetic Information Nondiscrimination Act of 2008 (“GINA”); the False Claims Act (including the qui tam provision thereof); the Immigration Reform and Control Act; the False Claims Act; the Sarbanes-Oxley Act, as amended; the Dodd-Frank Act; as amended; and/or any other federal, state, municipal, or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to plan benefits, entitlement to prior notice, race, color, religion, national origin, source of income, union activities, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); intentional or negligent infliction of emotional distress and outrage; defamation; interference with employment and/or contractual relations; wrongful or retaliatory discharge; invasion of privacy; breach of contract, express or implied; workers’ compensation retaliation claims; and any state or federal contractual, tort, or common law theory of liability or damages; and/or
(ii)    Any and all claims, rights or causes of action you may have as of the date that you sign this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). You further agree that your waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
4.    Exclusions from General Release. Notwithstanding the above General Release of all claims, you are not waiving or releasing (i) any claims or rights which cannot be waived by law, (ii) claims for workers’ compensation, (iii) claims for medical conditions caused by exposure to hazards during your employment of which you were not aware before or at the time you sign this Agreement, (iv) claims arising after the date that you sign this Agreement, (v) claims for vested or accrued benefits under a Releasee’s employee benefit plan, including but not limited to any unused vacation (vi) claims or rights under the Employment Agreement, or (vii) your right to file a charge, complaint, or to participate in an investigation or communicate with the United States Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission. This Agreement does not limit your right to receive an award for information provided to any government agency. You are, however, freely waiving all rights to recover money or other individual relief in connection with any EEOC charge or investigation.

Exhibit 10.2

5.    Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in paragraph 3 above because, in addition to waiving and releasing the claims covered by paragraph 3 above, you further promise and represent that (i) you have no pending lawsuits against the Releasees with any municipal, state or federal court or non-governmental entity, and (ii) you will not sue any of the Releasees or become a party to a lawsuit in any forum for any reason whatsoever relating to anything that has happened through the date that you sign this Agreement. If you break this promise, Tyson shall be entitled to apply for and receive an injunction to restrain any violation of this paragraph. Alternatively, at Tyson’s option, you shall be liable for the payment of all legal costs, including reasonable attorneys’ fees, paid by Tyson in connection with any lawsuit you file. Notwithstanding this covenant not to sue, you may bring a claim or lawsuit to challenge the validity of this Agreement under the ADEA. You are, however, specifically waiving your right to any monetary recovery or other relief under the ADEA.
6.    No Other Representations. You represent and acknowledge that in executing this Agreement you do not rely, and have not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

7.    Voluntary Agreement; Knowledgeable Decision By Employee; Advice of Counsel.

•You represent and warrant that you have read all the terms of this Agreement.

•You understand and acknowledge the significance and terms of this Agreement and acknowledge that this Agreement is voluntary and has not been given as a result of any coercion.

•THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS;

•You acknowledge that you have been advised to consult with an attorney prior to entering into this Agreement and are signing and delivering this Agreement of your own free will in exchange for the consideration to be given to you, which you acknowledge and agree is adequate and satisfactory.

•You acknowledge having been given 21 days in which to consider this document and the option to sign it in fewer than 21 days if desired.

•You also understand that this Agreement will not be effective for seven (7) days after you sign it, that you may revoke this election at any time during that seven (7) day period, and that the Agreement will not be effective until after the expiration of that seven (7) day revocation period (“Effective Date”).

8.    Execution and Revocation. You have twenty-one (21) days to consider this Agreement before signing it. This offer expires and is no longer valid if you do not accept it by signing and returning this Agreement within the 21 day period.  Following your execution of this Agreement, you have seven (7) days in which to revoke this Agreement.  To be effective, the revocation shall be made in writing and delivered to Amy Tu, Executive Vice President and General Counsel.  Any attempted revocation not actually received on or before the revocation deadline shall not be effective. This Agreement, in its entirety, will be void and of no force and effect if you choose to revoke it, and you will not receive the Consideration referenced in paragraph 2 above. If this Agreement becomes null and void, you agree and acknowledge that the Employment Agreement shall also be deemed null and void as of the same date. If you do not revoke it, this Agreement shall, on the eighth (8th) day after execution become fully effective and enforceable (the “Effective Date”).

Exhibit 10.2
9.    Severability. If any provision of this Agreement is found, held, or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any controlling law, the remainder of this Agreement shall continue in full force and effect.
10.    Jurisdiction. This Agreement shall in all respects be interpreted, enforced, and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of Arkansas shall apply without regard to choice of law principles. Any and all lawsuits, legal actions, or proceedings arising out of this Agreement will be brought in Arkansas state court located in Washington County, Arkansas, or the federal court of competent jurisdiction sitting in or nearest to Washington County, Arkansas, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action, or proceeding. Each party irrevocably waives any objection it may have now or any time in the future to this choice of venue and further waives any claim that any suit, legal action, or proceeding brought in any such court has been brought in an inappropriate forum. You shall stipulate in any proceeding that this Agreement is to be considered for all purposes to have been executed and delivered within the geographic boundaries of the State of Arkansas.
11.    Entire Agreement. You understand and agree that this Agreement, and the Employment Agreement, constitutes the entire agreement among the parties pertaining to the subject matter contained herein and that should any portion of this Agreement be found to be illegal or unenforceable by any Administrative Agency or Court, the remainder of this Agreement shall be binding on him and his heirs and/or assigns.

[Remainder of page intentionally left blank; signature page to follow]

Exhibit 10.2

SIGNATURES

Please complete this section to accept this Agreement. By signing below, you agree and intend to be legally bound to all of the terms set forth in this Agreement.
Your Name (Please Print):	Noel White
Your Signature:	/s/ Noel White
Date Signed:	September 30, 2020

Tyson Foods, Inc.

By: /s/ Gaurdie E. Banister Jr. ____________________________________

Title: Chairman Compensation and Leadership Development Committee ____________________________________

ANY REVOCATION OF THIS AGREEMENT MUST BE PROVIDED TO THE EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL AT THE FOLLOWING ADDRESS:

Amy Tu
Executive Vice President and General Counsel
Tyson Foods, Inc.
2200 Don Tyson Parkway
Springdale, Arkansas 72762-6999